Third Quarter Report -2012CamdenNational.com800-860-8821Dear Fellow Shareholders,By the time you receive this letter, Camden National Corporation will have completed the acquisition of 15 branches from Bank of America, which was announced on April 24, 2012. Since that time, the employees of Camden National have dedicated themselves to fulfilling two important objectives: successfully executing the branch acquisition and maintaining Camden National’s top-tier financial performance. I’m pleased to report that we have met these two objectives, which positions our Company for continued success in an increasingly challenging period.In our view, the three most important challenges that the financial services industry is facing today are: keeping pace with new technologies to better serve customers; delivering strong financial results despite historically low interest rates; and meeting the demands of the evolving regulatory environment. Camden National is uniquely positioned to address these three challenges, as well as the many other challenges facing our industry, by leveraging our current franchise with our expanding footprint in Maine.Adopting new technologies to better serve our customers is exciting; we’re proud of the recent advancements in our web and mobile banking products and look forward to introducing more new features in the future. Camden National is a unique community organization in that we are large enough to have the talent and expertise to keep pace with the changing demands of some customers, while also small enough to provide the local touch other customers enjoy today. Expanding our customer base enables us to deliver new products and technology, such as Smart ATMs and our enhanced web and mobile services, to those customers who want them while at the same time supporting and strengthening our traditional branch franchise.The second major challenge facing our industry is the impact of the historically low interest rate environment, which is expected to continue for several more quarters. This has negatively impacted all banking organizations. As higher yielding loans and investments have been paid off or refinanced and replaced with new loans and investments at today’s lower interest rates, funding yields have declined at a slower pace, resulting in “margin compression.” The yields on the deposits acquired through the Bank of America branches are actually more favorable than those on existing Camden National Bank deposits, which provides an additional source of stability for the Company.The third major challenge facing our industry is the rapidly evolving and expanding regulatory environment. The implementation of various regulations of the Dodd-Frank Act has imposed additional compliance expense throughout the industry, and Camden National is no exception. We have expanded our staff to include more compliance and risk management personnel, and have incurred additional expenses to meet these requirements. Even more significant is the recent proposal by the Federal Reserve to have most U.S. banks adhere to the international Basel III capital requirements. If adopted, increased capital requirements will limit our ability to make loans and decrease the flexibility of our capital management policies.From a regulatory perspective, we support and recognize the need for continued industry review and improvement in various regulations, as the financial system is very complex. However, we also believe that such regulations should recognize the vast differences between extremely large international banks and local community banks such as Camden National.Meeting these challenges requires us to continue to differentiate ourselves as local decision makers and trusted partners to our customers and prospective customers. Doing so allows our organization to achieve top-tier financial performance, which we define as being in the top 25% of our peer group of mid-size banking organizations. Based on prior quarter comparative information, we believe our third quarter 2012 financial performance meets that objective.During the third quarter of 2012, Camden National Corporation earned $6.3 million, or $0.82 earnings per diluted share (“EPS”), compared to $6.4 million, or $0.83 EPS, in the second quarter of 2012 and $6.9 million, or $0.90 EPS, in the third quarter of 2011. We recorded approximately $396,000 and $308,000 of non-recurring expenses related to the acquisition in the third and second quarters of 2012, respectively. The third quarter of 2011 included $550,000 of non-recurring income resulting from proceeds from a bank-owned life insurance policy.Our performance ratios remain favorable to our peer group but are below our historic levels, which reflects the impact of the low interest rate environment. During the third quarter of 2012, return on average assets was 1.03% and return on average equity was 10.90%, compared to 1.19% and 12.44%, respectively, reported during the third quarter of 2011. Our net interest margin, which represents the difference between income received on earning assets and the expense of deposits and other funding sources as a percentage of average earning assets, was 3.30% during the third quarter of 2012, compared to 3.51% during the third quarter of 2011.Asset quality for the third quarter was stable, with a 12% reduction in non-performing assets from the previous quarter. At September 30, 2012, non- performing assets were $26.3 million, or 1.06% of total loans, compared to $29.7 million, or 1.24% of total loans, at June 30, 2012. Annualized net charge offs increased to 0.33% from 0.15% in the second quarter of 2012, reflecting two large consumer related charge offs.Our capital levels remain strong as indicated by a total risk based capital ratio of 16.39% at September 30, 2012, which is well above the current Federal Reserve requirement of 10.0% in order to be considered “well capitalized.” The tangible capital to tangible asset ratio was 7.86% at September 30, 2012, compared to 7.67% at September 30, 2011.During the third quarter, the board of directors approved a $0.25 dividend per common share and renewed the Company’s annual common stock repurchase program. We strive to manage capital based on a variety of factors, including our economic outlook and the regulatory environment. Our goal is to balance the needs of all shareholders while at the same time positioning the Company to meet regulatory requirements and making strategic investments for the long-term benefit of the Company.Over the past several months, many employees of the Company have worked long hours and weekends in order to meet our objectives of successfully executing the branch acquisition while at the same time maintaining our top-tier financial performance. Their focus has been and continues to be providing excellent service to our current and future customers, as well as supporting the owners of our Company, our shareholders. Their dedication is simply remarkable. I encourage all shareholders to experience Camden National, as a customer of Camden National Bank, Acadia Trust, or Camden Financial Consultants. Our organization, which consists of over 500 employees, serves our customers at 50 locations, 62 ATMs, a Customer Assistance Center, and worldwide through the web and mobile devices. Camden National is a comprehensive community bank that we all are proud to be a part of.Thank you for your support.PresidentandChiefExecutiveOfficer Karen W. Stanley, Chairman Gregory A. Dufour John W. Holmes John M. RohmanBoard ofAnn W. Bresnahan David C. Flanagan Rendle A. Jones, Esq. Robin A. Sawyer, CPADirectorsRobert J. Campbell Craig S. Gunderson James H. Page, Ph.D.Assets: $2.5 Billion Locations: 50 Employees: 542 NASDAQ® Ticker: CAC

Summary Financial Data (unaudited)

(Dollars in thousands, except per share data)

Financial Condition Data	September 30, 2012	September 30, 2011	December 31, 2011
Investments	$ 751,664	$ 613,917	$ 611,998
Loans and loans held for sale	1,540,600	1,513,074	1,520,089
Allowance for loan losses	22,851	23,011	23,011
Total assets	2,467,875	2,346,716	2,302,720
Deposits	1,689,319	1,641,257	1,591,366
Borrowings	486,004	449,677	456,233
Shareholders' equity	234,978	221,939	218,876

	At or for the Three Months Ended		At or for the Nine Months Ended	
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Operating Data				
Interest income	$ 22,636	$ 24,386	$ 68,398	$ 74,891
Interest expense	4,189	5,739	13,214	18,122
Net interest income	18,447	18,647	55,184	56,769
Provision for credit losses	868	1,182	2,708	3,271
Net interest income after provision for credit losses	17,579	17,465	52,476	53,498
Non-interest income	5,038	5,827	16,020	15,951
Non-interest expense	13,370	13,309	40,268	39,866
Income before income taxes	9,247	9,983	28,228	29,583
Income taxes	2,992	3,054	8,978	9,245
Net income	$ 6,255	$ 6,929	$ 19,250	$ 20,338
Per Share Data				
Basic earnings per share	$ 0.82	$ 0.90	$ 2.51	$ 2.65
Diluted earnings per share	0.82	0.90	2.51	2.65
Cash dividends paid per share	0.25	0.25	0.75	0.75
Book value per share	30.84	28.91	30.84	28.91
Tangible book value per share[1]	25.00	22.99	25.00	22.99
Selected Financial Data				
Return on average assets	1.03%	1.19%	1.09%	1.17%
Return on average equity	10.90%	12.44%	11.45%	12.73%
Tier 1 leverage capital ratio	9.57%	9.43%	9.57%	9.43%
Tier 1 risk-based capital ratio	15.13%	14.80%	15.13%	14.80%
Total risk-based capital ratio	16.39%	16.05%	16.39%	16.05%
Efficiency ratio[2]	55.10%	53.97%	54.77%	54.20%
Allowance for credit losses to total loans	1.49%	1.52%	1.49%	1.52%
Net loan charge-offs to average loans (annualized)	0.33%	0.30%	0.25%	0.22%
Non-performing loans to total loans	1.67%	1.83%	1.67%	1.83%
Non-performing assets to total assets	1.06%	1.26%	1.06%	1.26%

[1] Computed by dividing shareholders' equity less goodwill and other intangibles by the number of common shares outstanding.
[2] Calculated by dividing non-interest expense (excluding prepayment penalties and acquisition costs) by the sum of net interest income (tax equivalent) and non-interest income (excluding securities gains/losses and OTTI).

Camden National Corporation Stock Price


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$45.00
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$35.15
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$34.24
$32.81
$27.23
$32.60
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Stock price is the closing price on the last business day of the month.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Susan M. Westfall, SVP Clerk, Camden National Corporation, P.O. Box 310, Camden, Maine 04843, 207-230-2096.